EXHIBIT 23.1

[Letterhead of Heenan Blaikie LLP]

April 8, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Dia Bras Exploration Inc. (the “Company”)

Dear Sirs/Mesdames:

We hereby consent to all references to this firm in the registration statement on Form F-7 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), including the references in the Registration Statement under the captions “Eligibility for Investment” and “Canadian Federal Income Tax Considerations.”  In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

/s/ Heenan Blaikie LLP